                                                                   EXHIBIT 23.02
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 21, 1998 (except for the second paragraph of the Summary of Significant Accounting Policies footnote, as to which the date is April 8, 1999), with respect to the combined financial statements of the Network & Storage Management Group included in the Registration Statement (Form S-1) and related Prospectus of Veritas Software Corporation for the registration of __________________________________ Convertible Subordinated Notes Due 2006 and
shares of common stock issuable upon conversion thereof.


                                                /s/ Ernst & Young LLP



San Jose, California
July 23, 1999